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                                                                   EXHIBIT 10.43



                               CALVIN KLEIN, INC.

                                       and

                              OUTLET HOLDINGS INC.



                  AGREEMENT made the 31st day of October 1996 by and between CALVIN KLEIN, INC. a New York corporation with offices at 205 West 39th Street, New York, New York 10018 (hereinafter referred to as "CKI") and OUTLET HOLDINGS INC., a Delaware corporation, (which is a wholly-owned subsidiary of DESIGNER HOLDINGS LTD.) with offices at 1385 Broadway, New York, New York 10018 (hereinafter referred to as the "Operator").


                              W I T N E S S E T H:

                  In consideration of the premises and the mutual covenants herein contained, the parties agree as follows:



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Definitions

                  As used in this Agreement, the following terms have the meanings specified or referred to below:

                  "Affiliates" shall mean those persons, firms, corporations or other entities controlled by, controlling or under common control with Operator or CKI, as applicable.

                  "Annual Period" shall have the meaning set forth in Section 2.

                  "Articles" shall mean the products and merchandise bearing the Mark or the trademark "CK/Calvin Klein" listed on Exhibit 1(a); "Exclusive Articles" shall mean (i) Articles bearing the trademark "CK/Calvin Klein" in the form "CK/Calvin Klein Jeans" and/or the form "CK/Calvin Klein Khakis", as defined in the Jeans License, and other Articles referred to as such on Schedule 1(a); and "Non-Exclusive Articles" shall mean Articles other than the Exclusive Articles, referred to as such on Schedule 1(a).

                  "Business Day" shall mean any date that is not a Saturday, Sunday or a legal holiday on which banking institutions in the State of New York are authorized or required to close. However, the Stores will be open and operating on certain non-Business Days, as are consistent with normal retail operations and requirements of their respective leases.

                  "CKI" shall have the meaning set forth in the preamble to this Agreement.

                  "CRK Advertising" is the division of CKI responsible for the development and placement of advertising relating to the Mark, and other trademarks of CKI.

                  "CRK Fee" shall have the meaning set forth in Section 7(c).


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                  "Jeans License" shall mean the license agreement dated 4
August 1994, as amended, regarding the use of the trademark "Calvin Klein" only in the form "Calvin Klein Jeans" and the trademark "CK/Calvin Klein" in the form "CK/Calvin Klein Jeans".

                  "Mark" shall mean the name and trademark "Calvin Klein" in the form attached hereto as Exhibit A. The term "Mark" shall not include any variation, modification or derivative of the mark "Calvin Klein", including, without limitation, the mark "CK/Calvin Klein" or "CK/Calvin Klein Jeans".

                  "Net Sales" shall have the meaning set forth in Article 6.

                  "Off-Price Articles" shall mean Articles sold at less than full price (or regular price) retail only, including only: (i) customary end-of-season merchandise, (ii) damaged merchandise, irregulars or other-than-first-quality merchandise, (iii) excess inventory, or (iv) as may be approved by CKI from time to time, consistent with CKI's past practices.

                  "Operator" shall have the meaning set forth in the preamble to this Agreement.

                  "Royalty" shall mean a percentage of Net Sales of all Articles as set forth in Section 6.

                  "Stores" shall mean free-standing "outlet" stores in which only Off-Price Articles are sold identified by the Mark and operating under the name "Calvin Klein Outlet Store".

                  "Term" shall have the meaning set forth in Section 2.

                  "Territory" shall have the meaning set forth in Section 1(a).

Section 1 - Grant

                  1. (a) Operator is hereby granted the right, and accepts the obligation, for the duration of this Agreement, to establish, to maintain and operate Stores throughout the United States,


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Mexico and Canada ( the "Territory"). The operations of the Stores shall consist only of the off-price (not full-price or regular price) retail sale of Off-Price Articles, (i) constituting Exclusive Articles and/or (ii) constituting those categories of Non-Exclusive Articles. No products other than such Off-Price Articles shall be shown or offered for sale in the Stores. The license granted hereby applies solely to Operator and may not be assigned or sublicensed to any other party, except as set forth in Section 16(b).

                           (b) Operator shall conduct and operate the Stores
under the name "Calvin Klein Outlet Stores", and shall register and file statements, including fictitious name certificates, of its use of such name with proper authorities and/or governmental offices where the same may be mandatory. Operator shall not use the name "Calvin Klein", "CK/Calvin Klein", "CK" or any portion or derivative thereof or any name similar thereto in the conduct of its business except: (i) as provided in the preceding sentence, (ii) as provided in
Section 1(a), (iii) by selling Articles bearing any such name or trademark or
(iv) as may be otherwise consented to by CKI, in writing. Operator shall comply with the quality standards established by CKI (and as the same may be amended from time to time by CKI in its discretion) in conducting the operations of the Stores.

                           (c) Except as set forth in Section 1.1(d), while this
Agreement is in force, CKI will not operate or grant any third party the right to operate Stores within the Territory for the sale of Exclusive Articles constituting Off-Price Articles.

                           (d) CKI retains all rights: (i) to manufacture,
distribute and sell Off-Price Articles, other Articles and any other products, with or without the Mark, and, in connection therewith, to utilize any and all channels of distribution (including the right to sell Off-Price Articles in its own facilities directly to consumers) and to establish and operate retail outlets of any type or description (except for the



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establishment and operation of Stores within the Territory selling Exclusive
Articles while this Agreement remains in effect), and (ii) to grant others the rights to do so. CKI also retains the right to open, operate and maintain up to two (2) free-standing outlet stores bearing the Mark for the sale of Articles sold by CKI (or its licensees or authorized user of the Mark) constituting the "Calvin Klein" Women's Collection and the "CK/Calvin Klein" Women's and Men's Bridge Collections (such a store is currently operating in Secaucus, New Jersey but CKI may relocate such store from time to time). Operator also acknowledges that Calvin Klein Underwear, Inc. has the right to open free-standing stores (and "CK/Calvin Klein" stores or stores bearing any other trademark of CKI), including outlet stores, for the sale of products covered by their agreement and that the opening and operation of such Stores does not constitute a breach of or default under this Agreement. Operator will fully cooperate with CKI and its authorized licensee, to the extent any of the same owns and/or operates or intends to own and/or operate any full price retail store primarily for the sale of Non-Exclusive Articles constituting the "CK/Calvin Klein" Women's Bridge and/or "CK/Calvin Klein" Men's Bridge or Clothing lines (such third party being hereinafter referred to as a "Third Party Store Operator". For purposes hereof, "fully cooperate" may include, at Operator's option, entering into a joint venture arrangement, on mutually agreeable terms with such Third Party Store Operator pursuant to which Operator and such Third Party Store Operator operate outlet stores for the sale of such Non-Exclusive Articles and, as agreed between Operator and such Third Party Operator, other Articles, but in any event Operator in its discretion shall sell to such Third Party Operator reasonable quantities of Exclusive Articles on reasonable terms of purchase and sale and reasonable discounts. Any retail store or outlet operated by CKI or by any third party pursuant to a license from CKI shall not be opened in the same center where any outlet store then being operated by Operator hereunder is located, without Operator's consent.



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                           (e) In the event CKI desires to enter into an outlet
store license, commensurate with the terms hereof, for any jurisdiction or jurisdictions in Central or South America, CKI shall give Operator written notice (the "First Offer Notice") specifying the material terms and conditions of any such proposed outlet store license (the "First Offer Terms"). If Operator desires to enter into a proposed outlet store license for any such jurisdiction on the First Offer Terms, Operator shall so notify CKI within 30 days after receipt of the First Offer Notice, and the parties shall thereon use their reasonable commercial efforts to enter into a definitive outlet store license agreement for such jurisdiction (or jurisdictions) on mutually acceptable terms within 45 days following Operator's response to CKI. If no definitive agreement is reached within the 45-day period, CKI shall have the right to enter into an outlet store license with a third party within 60 days thereafter on terms and conditions no less favorable to CKI than the First Offer Terms. After such 60 day period has expired, CKI shall be obligated to deliver a First Offer Notice and comply with the provisions of this section. CKI may not enter into any such outlet store license without having complied with the provisions of this Section.

Section 2 - Term

                  2. (a) The term of this Agreement (the "Term") shall commence as of the date of execution of this Agreement and continue through 31 December 2004 unless sooner terminated in accordance with the provisions hereof. The period through 31 December 1997 and each calendar year thereafter during the Term shall be referred to herein as an "Annual Period."

                           (b) CKI shall have the right to terminate this
Agreement, effective 90 days following the date of written notice to Operator, in the event of termination of the Jeans License.



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                           (c) Operator shall use its commercially reasonable
efforts to exploit the rights herein granted throughout the Territory.

                           (d) Operator shall have an option to renew this
Agreement for up to an additional four consecutive ten-year renewal terms provided the following conditions are met: (i) written notice of Operator's intention to exercise its renewal option is delivered to CKI prior to the final Annual Period in the then current term; (ii) Operator is in material compliance with all of the terms and conditions of the Agreement on the date of exercise of the option and on the last day of the then current term; (iii) Operator meets the Minimum Net Sales Thresholds set forth in Schedule 2(c) in the United States, Canada and Mexico for the penultimate Annual Period during the then current term; (iv) Operator has throughout the term maintained the quality standards of operations, sales, advertising and promotional activities commensurate with the prestige, reputation and image of the Mark, as they relate to Stores covered hereunder and the sale of Articles as provided herein; and (v) control of Operator continues to be maintained by the same parties as those who control the "licensee" under the Jeans License. Operator shall be deemed to have maintained the quality standards referred to in the preceding clause (iv) if either: (x) Operator has not received any notice from CKI of failure to comply with such quality standards, or (y) if Operator has received such a notice, Operator has rectified such failure to the reasonable satisfaction of CKI within 30 days (or such longer period as may be provided in Section 13 of this Agreement). CKI and Operator shall use their respective mutual efforts to amicably resolve a dispute which might exist with respect to the immediately preceding sentence.

Section 3 - Decor/Location/Operations



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                  3. (a) Each Store shall be located at a site, and consist of the approximate number of square feet, approved in advance by CKI. Operator shall not make any definitive written commitment with respect to any site or commence construction at any site without CKI's prior written approval of such site. Operator shall submit a request for approval of a location together with details including: square footage, competitors in the area, and the background of the mall or development or other specific area and its reputation, in order for CKI to make a determination as to approval or non-approval.
 The locations set forth on the attached Schedule 3(a) are approved. CKI may consider the location of existing or proposed full-price retail stores bearing the Mark, the trademark "CK/Calvin Klein" or any variation, modification, or derivative thereof, and existing or proposed in-store areas or shops, or accounts carrying regularly priced merchandise in making such a determination. If CKI fails to respond by approving or disapproving such request within 15 Business Days following receipt of Operator's request for such approval, together with the aforementioned details, CKI shall be deemed to have approved such location.

                           (b) The Stores shall be clearly designated with the
name "Calvin Klein Outlet Store" in such manner as shall be approved by CKI and shall incorporate such concepts of design, architectural planning, lay-out, decor, signage, lighting fixtures and other aspects of decoration, both interior and exterior, as well as all visual display and merchandising presentations (including fixturing) as are consistent with the signature look for such Stores, as it exists from time to time and as specified or approved by CKI, and as are in accord with applicable legal rules and regulations. The design, layout, merchandising standards, visual display elements, fixtures and decor of the Stores, and any audio or video material utilized in the Stores shall be in accordance with prototype specifications provided by or approved




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by CKI with such modifications as CKI may from time to time provide or approve
(which approval shall not be unreasonably withheld). An example of a visual standards manual is attached hereto as Exhibit 3(b) as a guideline. For up to two years following the "Closing Date" as hereinafter defined, expenses for such decor shall be substantially consistent, on a Store-by-Store basis, with CKI's expenditures to construct and maintain the decor levels of those outlet stores maintained by CKI prior to the Closing Date. The decor of each Store shall be carried out (based on the prototype decor provided or approved by CKI) by an architect retained by Operator. The fee for such prototype or the fee per square foot for such prototype, shall be mutually determined by CKI and Operator and will then be borne by Operator. The decor of each Store, as carried out by such architect, shall be subject to the approval of CKI (which approval shall not be unreasonably withheld). If CKI fails to respond within 30 days following receipt of Operator's written requests for any such approval, together with all supporting information reasonably necessary in order to make a determination, CKI shall be deemed to have given such approval. All costs and expenses (including where applicable advances or deposits and per diem costs of in-house personnel such as CKI's visual display department) as to prototype decor, and in connection with the design and build-out, of such Stores shall be borne, and promptly paid, by Operator. CKI shall provide Operator with estimated costs for services of CKI's personnel, which shall be generally commensurate with third party contractor rates for similar services, for Operator's approval (which approval shall not be unreasonably withheld). CKI shall also provide estimates for any other services requested by Operator or provided for under this Agreement, for Operator's (which approval shall not be unreasonably withheld). Upon CKI's request, Operator will remit applicable advances and/or deposits (of up to 30% of the total amount due) as to such estimated


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costs and expenses. Amounts relating to costs or expenses in excess of those approved by Operator on such estimate, shall be subject to Operator's consent.

                           (c) Operator shall also be responsible for compliance
with all applicable codes, ordinances, and other legal requirements in connection with the design and buildout of Stores and shall obtain and maintain all permits, certificates and licenses necessary for the full and proper operation and maintenance of the Stores.

                           (d) CKI shall be entitled at its expense to inspect
Stores periodically. CKI shall endeavor (i) to provide reasonable notice as to such inspections, (ii) to engage in such inspections during regular business hours (unless otherwise arranged with Operator), and (iii) not to disrupt Operator's normal operations in connection with such inspections. To the extent CKI determines that any Store is not maintained in accordance with the guidelines provided by CKI, Operator shall promptly make such modifications as CKI shall reasonably require (and deliver to CKI certification that such corrections have been made) and bear any reasonable costs incurred in connection therewith, including costs incurred by CKI in carrying out follow-up inspections to determine compliance with CKI's corrective requirements.

Section 4 - Approval Standard

                  4. Except as expressly set forth herein, CKI approvals required hereunder may be based solely on CKI's subjective aesthetic standards and may be granted or withheld in CKI's sole and absolute discretion, exercised in good faith.

Section 5 - Purchases

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                       (a) (i) During each Annual Period Operator shall
purchase a quantity of each category of Articles sufficient (i) to stock each Store adequately, (ii) to maintain, on an ongoing basis, inventory levels sufficient to satisfy consumer demand, (iii) to provide at all times for an ample display and variety of product in the Stores and (iv) to use its reasonable commercial efforts to follow the overall guidelines for merchandise allocation of Articles as provided under Section 8 below; in each case subject to the availability of adequate quantities of such Articles.

                           (ii) Operator may purchase Non-Exclusive Articles
(other than the "Calvin Klein" Women's Collection line, the "Calvin Klein" Men's Collection line and the "Calvin Klein" Home Collection line) as indicated in
Section 5(a)(iii) below. However, if CKI requests or permits Operator to purchase Non-Exclusive Articles included in the "Calvin Klein" Women's Collection line, the "Calvin Klein" Men's Collection line or the "Calvin Klein" Home Collection line, Operator may do so, in quantities as may be offered to it, in Operator's reasonable discretion at discount rates commensurate with the discount rates currently charged to CKI's existing outlet stores for such Non-Exclusive Articles, namely 45% off the regular wholesale price for "Calvin Klein" Women's Collection Articles.

                           (iii) During the first and second Annual Periods,
Operator will purchase Non-Exclusive Articles constituting the "CK/Calvin Klein" Women's Bridge line and the "CK/Calvin Klein" Men's Bridge line, as may be offered to it, in Operator's reasonable discretion but in no event less than quantities of approximately 10% of CKI's production thereof (representing excess production), or aggregating approximately $3 million per Annual Period (at current wholesale prices), at discount rates commensurate with the amounts currently charged to CKI's existing outlet stores for such Non-Exclusive Articles, namely 40% off the regular wholesale price.


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                           (iv) It is expected that the discounts on prices to
be offered to Operator on Articles will be commensurate with those available to the outlet stores being operated by CKI prior to the date of this Agreement (it being understood that CKI may not control the prices charged or discounts given by its licensees and suppliers). CKI hereby assigns to Operator (a) its rights of first refusal to purchase Off-Price Articles produced by its Jeans Licensee, and (b) to the extent it may do so, its rights to purchase certain quantities of Articles constituting Underwear as indicated on Exhibit 5(a)(iv) for the duration of this Agreement.

                  (b) Subject to the provisions of Section 5(a), Operator shall purchase Off-Price Articles, as they exist from time to time, from CKI's licensees and authorized user of the Mark as are made available to it, subject to normal pricing terms and credit considerations, in order to effect an orderly method of selling the same to consumers.

                  (c) Operator shall sell Articles only to consumers in or from the Stores. Operator shall comply, and cause its employees to comply, with the standards and restrictions reasonably proposed by CKI and accepted by Operator and/or developed by Operator to ensure the prevention of sale to other retailers, jobbers or third parties wishing to engage in parallel market sales, such as limitations on the number of items sold to any single customer. All Articles shall be sold together with such packaging, labels, tags and other "Calvin Klein", "CK/Calvin Klein" or other authorized identification as are shipped with such Articles by CKI or CKI's authorized licensees or other authorized user of the Mark as well as with price tickets or tags, in a form subject to CKI's prior approval (which approval shall not be unreasonably withheld), affixed to the Articles. Operator shall permit CKI's employees to purchase Articles at the Stores at discounts of 20% from the prices otherwise charged.


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                           (d) CKI shall act in good faith and use its
commercially reasonable efforts to supply and ship, and where applicable to request the licensees and authorized user of the Mark (suppliers) to supply and ship, promptly such Articles as are ordered by Operator, subject to their respective rights (if any) to reject orders. Such shipments shall be made in accordance with Operator's instructions, subject to reasonable credit considerations and on such terms as may be agreed by Operator and the party supplying such Articles. CKI shall not be liable for delay, cancellation, modification or reduction of any orders; provided that as to orders accepted by CKI, CKI will use its commercially reasonable efforts to ship Articles it has in inventory which are available for shipment. Operator shall deal directly with the supplier of each category of Articles, and will look solely to such supplier in the event of any breach or default by such supplier and acknowledges that CKI will not be liable or responsible in any event, except to the extent it is the supplier of Articles or fails to fulfill its obligations in the first sentence of this Section 5(d). This Agreement shall not prevent CKI or any supplier from modifying, curtailing or discontinuing production of Articles.

                           (e) In order to maintain the high quality standards,
reputation and prestige of the Mark, the products and other merchandise bearing the Mark and other trademarks of CKI and CKTT and to prevent confusion in the market among consumers regarding the business and operations of the Stores, Operator agrees not to take any action which could reasonably result in (i) confusion among consumers that the Stores constitute full-price "Calvin Klein" or "CK/Calvin Klein" retail stores or (ii) damage to the high quality standards, reputation and prestige of the Mark and the distribution channels (including existing Stores) in which Articles are sold.


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Section 6 - Royalty; Minimum Guaranteed Royalty

                  6. (a) In consideration of the license granted hereunder, Operator shall pay to CKI an amount equal to seven percent (7%) of Operator's Net Sales of all Articles during each Annual Period (the "Royalty"). "Net Sales" shall mean the invoiced amount of Articles sold to customers less returns, sales taxes and shipping costs separately stated on the invoice. The amounts payable by Operator for any Annual Period shall in no event be less than the amount set forth below (the "Minimum Guaranteed Royalty"):

         Annual Period (Year)             US$ -- Minimum Guaranteed Royalty
         --------------------             ---------------------------------

         Each of 1st (1996-1997)          US $2 million
         2nd (1998) and 3rd (1999)

         4th (2000) and each sub-         the greater of (i) US $2 million or
         sequent Annual Period            (ii) 75% of the average Royalty earned
                                          during the three previous Annual Periods.


                           (b) The Royalty payments hereunder shall be accounted
for and paid quarterly, within 30 days following the close of each calendar quarter. The Royalty payable for each quarterly period during each Annual Period shall be computed on the basis of Net Sales from the beginning of such Annual Period through the last day of such quarterly period with a credit for the Minimum Guaranteed Royalty and earned Royalty, if any, theretofore paid to CKI in respect of such Annual Period. The Minimum Guaranteed Royalty for each Annual Period will be paid, in advance, in four (4) equal installments on or before the first day of each January, April, July and October, during each Annual Period.


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The Minimum Guaranteed Fee for the 1st Annual Period shall be paid in five equal installments: on the date hereof; on 1 January 1997; on 1 April 1997; on 1 July 1997 and on 1 October 1997.

                           (c) Operator shall deliver to CKI at the time each
Royalty payment is due statements signed by the Chief Financial Officer of Operator and certified by him as accurate, indicating, separately for each of the U.S., Mexico and Canada and each Store, by month, and separately for each category of Exclusive Articles and each category of Non-Exclusive Articles, the amount of gross sales, credits or deductions therefrom, Net Sales, and a computation of the amount of the Royalty payable. Each such statement shall also include, separately for each jurisdiction, the amount and details of any advertising or promotional expenditures incurred by Operator during such period pursuant to Section 7 and the amount of the CRK fees due for such period. All amounts payable under this Agreement shall be paid in US dollars and all foreign currency amounts shall be translated into US dollars by using the exchange rate in effect for each such currency on the last day of the quarterly period in respect of which such payment is being made, as published in the Wall Street Journal (Dow-Jones Telerate).

                           (d) Operator shall furnish to CKI, not later than 120
days following the close of each Annual Period during the term of this Agreement (or portion thereof), a report certified by its independent certified public accountants covering the Annual Period (or portion thereof) and containing separately for (i) the United States, (ii) Mexico, and (iii) Canada, the aggregate amount of Net Sales for the Annual Period and a calculation of the Royalty for each such area of the Territory, and the amount of advertising or promotional expenditures and CRK fees incurred.

                           (e) The Minimum Guaranteed Royalty for any Annual
Period will be credited only against the Royalty for the same Annual Period. In no event shall any payment of Royalty for any


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Annual Period in excess of payments of Minimum Guaranteed Royalty for the same
Annual Period be credited against the Minimum Guaranteed Royalty due to CKI for any other Annual Period.

                           (f) Operator shall prepare and maintain, in
accordance with generally accepted accounting principles consistently applied, complete and accurate books of account and records covering all transactions relating to this Agreement and Operator's performance hereunder. CKI and its duly authorized representatives have the right, during regular business hours and upon at least five Business Days' prior notice, for the duration of this Agreement and for three years thereafter, no more than two times in each Annual Period, to examine said books of account and records and all other documents and material in the possession or under the control of Operator or its affiliates with respect to the subject matter and the terms of this Agreement, and , to the extent Operator can make them available, the work papers of Operator's auditors, relating to the annual statements referred to in Section 6(d) provided, that, Operator's auditors receive their customarily required indemnity upon release of such work papers. All such books of account, records and documents will be kept available by operator for at least three years after the Annual Period to which they relate.

                           (g) If, as a result of any examination of Operator's
books and records, it is shown (to the reasonable satisfaction of Operator's regular outside accounting firm) that the amount of Royalty computed as earned by CKI was less than the amount of Royalty which should have been computed as earned, such discrepancy shall be immediately paid by Operator to CKI. If the amount of the discrepancy is five percent (5%) or more of the amount of Royalty originally computed as earned, Operator will also promptly reimburse CKI for the cost of such examination and will pay interest on the amount of such discrepancy computed in accordance with Section 13(a).

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Section 7 - Advertising/Promotion

                  7. (a) Operator shall expend such amounts for advertising and promotion of the Stores and the Mark during each Annual Period as are consistent and customary with industry standards for outlet stores which advertising and/or promotion shall be subject to the approval of CKI (which approval shall not be unreasonably withheld or delayed).

                           (b) Any and all advertising, promotion and publicity
of the Mark and the Stores shall be of a type, quality and style consistent with advertising and promotion of outlet stores by CKI and shall be subject in all instances to CKI's prior approval. To ensure compliance with the quality standards and procedures commensurate with the reputation, image and prestige of the Mark, any "on sale" arrangement shall be subject to review and approval of CKI, as to duration, timing and any and all advertising or promotion thereof (including signage) shall be subject to CKI's approval.

                           (c) CRK Advertising operates as the advertising
agency responsible for advertising campaigns relating to "Calvin Klein" activities and has developed certain expertise regarding the image of the Mark and "Calvin Klein" advertising. Operator acknowledges and agrees that CKI shall have complete control over all aspects of advertising including the content of advertisements and promotional materials, and the placement thereof. Operator shall remit to CRK (i) a fee, equal to fifteen percent (15%) of the expenditures made pursuant to Section 7(a) related to advertising developed or to be developed by CRK Advertising, or (ii) out-of-pocket costs incurred or to be incurred by CRK Advertising in connection with the provisions of this Section . Payments shall be remitted by Operator within 30 days of the date of invoice (unless earlier payment is required as specified on an estimate or invoice including, if reasonably required by CKI, advance payments or deposits).


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                           (d) Operator recognizes that its public actions and
statements can affect the image of CKI, the Mark, the Articles and other trademarks of CKI, licensees, and other authorized user of the Mark, and licensed products. Accordingly, (i) the use and release of any and all promotional material (printed or otherwise) relating to the Stores or Operator's activities pursuant to this Agreement or by Operator's Affiliate pursuant to the Jeans License, in the nature of press releases, interviews or other public relations events, and (ii) any other corporate release, data or information which Operator has reason to believe might become public and, if so, could affect such image, will be prepared or conducted in consultation with, and, except as may be required by law, subject to the prior approval of CKI (through CKI's Public Relations Department) (such approval not to be unreasonably withheld or delayed). After any such approval, Operator will not modify or permit the modification of the approved material or activity or release in any material respect unless such modification is specifically approved by CKI (through CKI's Public Relations Department) (such approval not to be unreasonably withheld or delayed).

Section 8 - Personnel/Standards/Operations

                  8. (a) CKI may make recommendations as to suitable personnel and procedures, and will have the right to approve the selection of the General Manager, for the Stores (and to approve any replacement thereof), which General Manager's employment shall be devoted exclusively to the operations of the Stores. CKI's right to approve shall not be unreasonably withheld. In the event CKI has reason to be dissatisfied with a "sitting" General Manager, CKI will notify Operator and the parties will endeavor through their reasonable efforts to resolve the same to both parties' satisfaction.


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                           (b) No later than 30 September of each Annual Period,
Operator will submit to CKI Operator's business plan for the next succeeding Annual Period, in a format reasonably approved by CKI illustrating among other matters, the actual to date, and expected allocation or merchandise mix of each category of Articles. In connection with its review of such business plans CKI will review the merchandise mix of categories of Articles for sale in the Stores and may by notice given to Operator by 1 November of any Annual Period provide guidelines to Operator for such merchandise mix the subsequent Annual Period, to ensure a reasonable minimum space allocation and minimum quantities of categories of Articles, for a reasonable presentation within the Stores, subject in all cases to availability of such Articles.

                           (c) Operator will provide CKI with such reasonable
additional information at the time the business plan is submitted pursuant to
Section 8(b) above regarding operations hereunder as CKI may from time to time reasonably request.

                           (d) The Stores will be operated and maintained by
Operator continuously and in accordance with merchandising policies, methods and plans consistent with the standards heretofore maintained for the outlet stores by CKI prior to the Closing Date, and as may be hereafter reasonably set forth or approved of by CKI, from time to time, during the term of this Agreement. Operator will promptly pay the expense of reproduction and editing any customer service manuals and product information training packages, based upon estimates provided Operator for its approval (which approval shall not be unreasonably withheld).

                           (e) Operator shall use such packaging, advertising
materials, promotional materials, and supplies as have been previously utilized or provided by CKI or as may be subsequently approved by CKI in connection with Stores (which approval shall not be unreasonably withheld).

                           (f) Operator shall (i) keep the Stores in a clean and
sanitary condition and in good repair at all times, (ii) refurbish the Stores as reasonably required from time to time, consistent with the "Calvin Klein" image as it applies to outlet stores as then currently existing, (iii) comply with all reasonable requests of CKI relating to the maintenance of the physical state of the Stores, and improvements thereto, (iv) maintain a reserve adequate to finance such repair and restoration as may from time to time be required, (v) conform to all applicable health, building and tax regulations, and (vi) pay for and keep always in good force all appropriate licenses which are required in connection with its operations. As long as the Stores have been built and are maintained in accordance with the approved or required specifications, Operator shall not be required to entirely or substantially renovate a Store, or make material modifications to a Store, within four (4) years of the original build-out or renovation.

                           (g) CKI may from time to time, review the operations
of the Stores and require such changes as it deems necessary or reasonably desirable to ensure exploitation of the rights hereunder and compliance with the quality standards commensurate with the image, prestige and reputation of the Mark.

                           (h) Operator will hire and maintain, as employees
(including sales and visual display), such personnel as shall be necessary and sufficient to provide prompt, courteous and quality service to customers of the Store and, except with respect to part-time employees, who will devote themselves exclusively to the operations of the Stores in accordance with the terms of this Agreement.

Such employees shall be under the full direction and control of Operator and shall not in any way be deemed employees of CKI.

Section 9 - Financial Requirements

                  9. (a) Operator shall provide to CKI: (i) copies of its quarterly financial statements, within 45 days after the close of each quarterly period; and (ii) copies of its annual audited financial statements within 90 days after the close of each Annual Period.

                           (b) Operator shall be solely responsible for all the
expenses of the Stores (including all expenses relating to design and decor), and for taxes and levies of any and all kinds in connection with the Stores and the income derived by Operator therefrom; and CKI shall not be liable for any such expenses, taxes or levies, or disbursements otherwise paid or incurred in connection with the establishment, maintenance or operation of the Stores. Operator shall indemnify and save CKI, Mr. Calvin Klein and their officers, directors and employees harmless from any and all claims, lawsuits, demands, actions and causes of action that may arise or be asserted against any such indemnified person by reason of the establishment, maintenance or operation of the Stores, (except for product liability claims with respect to Articles produced by CKI or of advertising developed by CRK Advertising in accordance with Section 7(c) above which is determined to be libelous of any person depicted therein) or by reason of Operator's use of the name "Calvin Klein" or the Mark, and to pay all counsel fees and expenses in defending same. It is understood and agreed that CKI has not authorized or empowered Operator to use the name "Calvin Klein" or the Mark in any capacity other than use in conformance with the terms of this Agreement (except as may be provided in the Jeans License) or to sign the name "Calvin Klein" to any contracts, documents, bills, checks, drafts, notes, mortgages, bonds, leases, bills of sales, or any other instruments in writing, or to hold itself out as a partner, co-venturer or agent of CKI.

                  (c) While operating the Stores, Operator shall not own or otherwise have any interest, financial or otherwise, in any other business of a substantially similar nature, such as retail outlets engaged in the sale of products of one or several other designers, and shall devote itself exclusively to the operations of Stores as provided in this Agreement. Employees of Operator (except for part-time employees and except for certain financial, accounting and similar "back office" personnel) shall exclusively devote themselves to the operations hereunder and shall have no involvement in any business of a substantially similar nature, such as retail outlets of any of Operator's Affiliates engaged in the sale of products of other designers. Operator will notify CKI, in writing, in advance in the event any of its Affiliates decides to enter into an arrangement providing for its engagement by any such designer (describing the arrangement and the name of the designer and products involved).

Section 10 - Insurance/Security

         10. Operator shall procure and maintain in full force and effect at all times during the term of this Agreement (which may be obtained in conjunction with a policy or policies maintained under the Jeans License) an insurance policy or policies protecting Operator, the Calvin Klein Trademark Trust ("CKTT"), CKI, and their respective officers, directors, partners, and employees, and Mr. Calvin Klein, individually, against any loss, liability, or expense whatsoever arising from or in connection with the Store or by reason of Operator's establishment, maintenance, operation, or occupancy of the Store, whether the same occurs or the cause arises on or off such premises. CKTT, CKI and Calvin Klein shall be additional named insureds in such policy or policies. Such policy or policies shall be written by a responsible insurance company or companies acceptable to CKI and shall include general liability insurance with respect to the operations hereunder and this Agreement, with a limit of liability of not less than U.S. $5,000,000. In addition, Operator shall adequately insure the premises, equipment, furnishings, fixtures and inventory in the Store in accordance with standard full and extended coverage insurance policies. Upon the signing of this Agreement and annually thereafter, certificates of insurance showing compliance with the foregoing requirements shall be furnished by Operator to CKI. Such certificates shall state that the policy or policies will not be canceled or altered without at least thirty (30) days prior written notice to CKI. The maintenance of such insurance and the performance by Operator of its obligations under this paragraph shall not relieve Operator of liability under the indemnification provisions set forth in Section 9 above.

Section 11 - Mark/Copyright

         11. (a) Based upon the representations and warranties set forth in
Section 15(a) as to ownership of the Mark, Operator acknowledges that the CKTT is the owner and CKI is a beneficial owner of all right, title and interest in and to the Mark in any form or embodiment thereof; Operator also acknowledges that CKTT (and CKI, as beneficial owner) is the owner of the goodwill attached or which shall become attached to the Mark in connection with the business and goods in relation to which the same has been, is or will be used. Sales by Operator and the operations of the Stores hereunder shall be deemed to have been made by CKTT for purposes of trademark registration and all uses of the Mark by Operator shall inure to the benefit of CKTT. Any copyright which may be created in any package, design, label, tag, other form of printed material or the like, bearing the Mark or directly relating to the Mark shall be the property of CKI. Any proprietary right and/or interest in and to the fixtures and/or furnishings and/or decorations used in the Store which comprise a part of the "Calvin Klein" signature look or the prototype decor or which become identified with the Mark or Mr. Calvin Klein shall be the property of CKI. Operator shall take all reasonable actions required by CKI to preserve and protect such rights. No right, title or interest in or to the Mark except the right to use the Mark as specified herein on and in connection with the Stores is granted by this Agreement to Operator. Operator will not at any time do or suffer to be done any act or thing (to the extent Operator controls any such act or thing) which may in any way adversely affect any rights of CKTT or CKI in and to the Mark or any registration thereof or which, directly or indirectly, may reduce the value of the Mark or detract from its reputation, image or prestige that of CKTT, CKI, or Mr. Calvin Klein.

                  (b) At CKI's request, Operator shall execute any documents reasonably required by CKTT or CKI to confirm CKTT's ownership or CKI's beneficial ownership of all rights in and to the Mark, in and to any copyright, and/or in and to any signature fixtures, furnishings or decorations or prototype decor and the respective rights of CKTT, CKI and Operator pursuant to this Agreement.

                  (c) Operator shall never challenge CKTT's ownership of or CKI's use of or rights in or to, or the validity of the Mark or any application for registration thereof, or any trademark registrations thereof, or any rights of CKTT and CKI therein.

                  (d) In the event that Operator learns of any infringement or imitation of the Mark in the Territory or of any use by any person of a trademark similar to the Mark, it shall promptly notify CKI thereof. CKI thereupon shall take such action as it deems advisable for the protection of its rights in and to the Mark, and if requested to do so by CKI, Operator will co-operate with CKI in all reasonable respects. Such cooperation shall not require Operator to take any legal action or to bear any costs for the same. Operator's co-operation (such as providing information) shall be at its own expense. Out-of-pocket costs of Operator (other than legal expenses) shall be reimbursed by CKI. Legal actions taken by CKI shall be at CKI's expense. In no event, however, shall CKI be required to take any action if it deems it inadvisable to do so and Operator shall have no right to take any action with respect to the Mark without CKI's prior written approval.

                  (e) Any copyright which may be created in any material or using or used in connection with the Mark and the prototype decor shall be the property of CKI. Operator shall take all reasonable actions required by CKI to preserve and protect such rights.

Section 12 - Lease/Liens

         12. (a) Operator will not execute a lease, nor execute a renewal of or extension of any existing lease of the premises in which a Store is currently located, unless such lease: (i) contains the landlord's consent to the assignment of such lease (at CKI's option) by the Operator to CKI or its designees in connection with the termination of this Agreement, (ii) provides that copies of all notices under any such lease regarding breach or non-compliance by Operator shall be concurrently sent to CKI, (iii) affords CKI the opportunity to concurrently effectuate a cure of any such breach or non-compliance in the event Operator fails to do so, (iv) is not longer than five years (unless otherwise agreed to by CKI) and in no event longer than the then current term of this Agreement. Operator shall ensure that the terms of any lease for a Store are consistent with the provisions of this Agreement.

                  (b) Operator shall neither grant a security interest in any of the Articles, nor mortgage, pledge, grant a security interest in or otherwise assign as security, sell, transfer, assign, lease, or sublease the premises in which any Store is located or any part thereof, or any equipment, furnishings, or fixtures located therein, or any interest which Operator may have in any part thereof, unless the holder of such interest acknowledges CKI as beneficial owner and "licensor" of the Mark, and provides for any disposition of Articles in accordance with the terms of this Agreement and in the manner approved by CKI.

Section 13 - Breach/Default

         13. (a) If Operator shall fail to make any payment when due CKI (including payments due in accordance with their terms, but if terms are not specified then not later than 30 days following the date of invoice derived from services or expenses referred to in or relating to this Agreement), or any payment to any licensee, or payment to any authorized user of the Mark (or other trademark of CKI) with respect to its purchase of Articles, as provided hereunder, (i) Operator agrees to pay interest on such amount at a rate equal to two percentage points above the prime rate per annum being charged by Chase Bank as of the close of business on the date such payment becomes due (but not more than the maximum rate of interest which legally can be charged to corporations) from and including the date such payment initially becomes due until the date such amount is paid in full, and (ii) if such default shall continue uncured for a period of ten days after CKI shall have given Operator written notice of such default. CKI shall have the right to terminate this Agreement forthwith by giving written notice thereof to Operator.

                  (b) If Operator fails to perform any of the terms, conditions, agreements or covenants in this Agreement affecting or relating in any way to the Mark and/or use which may adversely affect the Mark or the trademark "CK/Calvin Klein", and such default is incurable, or if such default is curable but continues uncured for a period of fifteen (15) days after notice thereof has been given in writing by CKI setting forth with reasonable specificity such default, CKI may in its sole discretion, terminate this Agreement forthwith by written notice. If Operator fails to continuously operate the Stores, and/or any Store remains closed for a period of more than 21 days (except for fire, destruction or other force majeure events, inventory, remodeling, relocation or vacation period), or more than five percent (5%) of the Stores in any jurisdiction remains closed for more than fifteen (15) days (with the same exceptions), and if such closure shall continue for a period of fifteen (15) days after notice thereof has been given in writing by CKI, CKI may in its sole discretion terminate this Agreement forthwith by written notice.

                  (c) If (i) Operator shall default in respect of the payment of any amounts owing under any financial obligation, the outstanding principal amount of which equals or exceeds US $5 million dollars and such default remains uncured after the relevant grace period, if any, and the creditor thereunder exercises its rights (whether of termination, acceleration, or otherwise), then CKI shall have the right to terminate this Agreement by written notice forthwith; provided, that, if and to the extent that Operator is disputing such acceleration in good faith and the entire amount of the financial obligation is provided for in the form of a bond, letter of credit or other reasonably acceptable third party guarantee, CKI may not terminate this Agreement until such time as Operator is no longer disputing such acceleration or such bond, letter of credit or other third party guarantee is no longer in full force and effect. Operator shall provide prompt written notice to CKI in the event of any such default and shall advise of the relevant grace period and the action or intended action of the applicable creditor (including a copy of any notices received by Operator from such creditor). Notwithstanding the foregoing, in the event either Operator enters into a material debt instrument with a third party commercial lender which provides for a default threshold higher than US $5 million dollars, then the US $5 million amount of the financial obligation referred to above shall be increased to such higher amount, provided notice and satisfactory evidence of the same is delivered to CKI.

                  (d) If CKI or Operator shall otherwise fail to perform any of the terms, conditions, agreements or covenants in this Agreement on its part to be performed, and such default shall continue uncured for a period of 30 days after notice thereof has been given in writing setting forth with reasonable specificity such default by the non-defaulting party, the non-defaulting party may, at its sole election, terminate this Agreement by giving written notice to the other; provided that to the extent that any such default is curable but not within such 30 day period and if the defaulting party is diligently proceeding to cure such default, such default will not constitute grounds for a termination of this agreement if it is cured within seventy-five (75) days.

                  (e) In the event Operator files a petition in bankruptcy, or is adjudicated a bankrupt, or if a petition in bankruptcy is filed against it, or if it becomes insolvent, or makes an assignment for the benefit of its creditors, or files a petition or otherwise seeks relief under or pursuant to any federal or state bankruptcy, insolvency or reorganization statute or proceeding, or if it discontinues its business, or if a custodian, receiver or trustee in bankruptcy is appointed for it or a substantial portion of its business or assets, or it discontinues business operations relating to the Stores for any reason for more than 60 days (except as referred to above), this Agreement shall terminate automatically and forthwith.

                  (f) No assignee for the benefit of creditors, custodian, receiver, trustee in bankruptcy, sheriff or official charged with taking over custody of Operator's assets or business shall have the right to continue this Agreement or to exploit or in any way use the Mark if this Agreement terminates pursuant to Section 13(e) above.

                  (g) In the event that, notwithstanding the provisions of
Section 13(d) above, pursuant to the Bankruptcy Code or any amendment or successor thereto (the "Code"), a trustee in bankruptcy of Operator (the "Trustee") or Operator as debtor (the "Debtor") is permitted to assume this Agreement and does so and, thereafter, desires to assign to a third party (i) this Agreement, (ii) the inventory of Articles covered hereby, or (iii) Operator's entire interest in the Stores and all property used in connection therewith which assignment satisfies the requirements of the Code; the Trustee or Debtor, as the case may be, shall notify CKI of same in writing (the "Notice"). The giving of the Notice shall be deemed to constitute the grant of an option to CKI to have this Agreement assigned to it or to its designee for such consideration, or its equivalent in money, and upon such terms, as are specified in the Notice, provided, however, that if no specific value is placed on the inventory described in clause (ii) above or on the interest in the Stores and the property described in clause (iii) above, the values set forth in paragraph 13(b) and (c), respectively, shall be deemed specified in such Notice. The aforesaid option may be exercised in whole or in part only by written notice given by CKI to the Trustee or Debtor, as the case may be, within 15 days after CKI's receipt of the Notice from such party or such shorter period of time as may be required by the court in the bankruptcy proceedings. If CKI fails to give its notice to such party within the exercise period, such party may complete the assignment referred to in its Notice, but only to the entity named in the Notice and upon the terms specified therein. Nothing contained herein shall be deemed to preclude or impair any rights which CKI may have as a creditor in any bankruptcy or other proceeding.

                  (h) Notwithstanding any termination in accordance with the foregoing, CKI shall have and hereby reserves all the rights and remedies which it has, or which are granted to it by operation of law, with respect to the collection of sums due, earned or payable by Operator pursuant to this Agreement, to be compensated for damages for breach of this Agreement, and to enjoin the unlawful or unauthorized use of the Mark without the necessity of posting any bond or proving any actual damages (which injunctive relief may be sought prior to or in lieu of termination).

                  (i) Any notice of termination sent pursuant to this Agreement shall be in writing and shall set forth the reason or reasons in reasonable detail for the termination and the effective date of such termination.

Section 14 - Termination

         14. Upon the expiration or termination of this Agreement:

                  (a) Operator shall promptly pay all unpaid amounts payable by Operator to CKI, its licensees, or authorized user of the Mark.

                  (b) All of Operator's rights to open Stores shall terminate and immediately revert to CKI, but the existing Stores operated by Operator may continue on a non-exclusive basis through the current terms of their respective leases (subject to Operator's compliance with all the applicable provisions of this Agreement including, without limitation, the payment of Royalty on Net Sales) for a period not longer than six months beyond the effective date of termination of this Agreement. During such period, Operator will continue to stock such Stores with Articles consistent with Section 5 hereof and cooperate with CKI and its licensees and authorized user of the Mark as reasonably requested. If any event occurs during such six month period that would permit CKI to terminate this Agreement (if it had not already been terminated),all of Operator's rights under this
Section 14(b) shall, upon written notice from CKI, terminate and immediately revert to CKI.

                  (c) Except as otherwise provided in Section 14(b) above, Operator shall immediately discontinue the use of all names, trademarks, signs, structures, and forms of advertising relating to the Stores, the Mark, and the business and products thereof, and will make or cause to be made such changes in signs, buildings, and structures as CKI may reasonably direct, effectively to reasonably distinguish the new business from its former appearance. If after CKI's demand Operator shall fail or omit to make or cause to be made such changes promptly, then CKI shall have the right to enter upon the premises on two (2) Business Days' notice, without being guilty of trespass or any other tort, and to make or cause to be made such changes at the expense of Operator, which expense Operator shall pay on demand;

                  (d) Operator shall not thereafter directly or indirectly at any time or in any manner identify itself or any business as a current or former Store or as otherwise associated with CKI in connection with the Stores, or use any colorable imitation thereof as may be protectible under trademark law or any mark substantially identical to or deceptively similar to the Mark in any manner or for any purpose in connection with the Stores, or utilize for any purpose any trade name, trademark, service mark or other commercial symbol or trade dress that would indicate or suggest that the former Store is connected to or associated with CKI.

                  (e) CKI may remove from the Stores any or all Articles. CKI shall in its discretion either remit to Operator, or shall deduct from amounts due it by Operator, an amount equal to the lesser of (i) fair market value and (ii) the original cost to Operator of the Articles so removed. Subject to the preceding sentence, Operator may continue the sale of Articles on a non-exclusive basis as provided in Section 14
(b) above.

                  (f) Operator shall be deemed to have offered to sell, assign and transfer to CKI (or at CKI's option, its designee), the Operator's entire interest in the Stores and all property used in connection therewith (except for the inventory removed in accordance with Section 14(e) above) for an amount equal to the lesser of the (i) net depreciated cost to Operator and the (ii) fair market value as to each such Store. To the extent CKI or its designee accepts such offer (in whole or in part, as to any one or more Stores), such interest and property shall be transferred promptly to CKI or to its designee and payment therefor shall be made to Operator (which payment may be made by deducting the same from amounts due CKI by Operator). To the extent CKI declines to accept such offer as to any one or more Stores, Operator may then offer to sell, assign, and transfer such remaining interest and property with respect to any such Store to a third party;

                  (g) Operator shall be deemed to have offered to assign to CKI or to its designee the leases of the premises in which each Store is located for the aggregate payment of (i) US $1.00 per Store, in the event this Agreement is terminated by CKI due to breach or default by Operator, or (ii) fair market value, in the event of other termination of this Agreement. CKI may accept such offer as to any one or more Stores by giving notice thereof in writing to Operator within 30 days after the date of such expiration or termination. In the event CKI accepts such offer as to assignment of any such lease, that lease shall be assigned promptly to CKI or to its designee. In the event CKI declines to accept such offer as to assignment of any such lease, Operator may then take such action as it desires with respect to that lease, and

                  (h) if applicable, immediately take such action as may be reasonably required to cancel any registered user agreements relating to its use of the Mark.

                  (i) In the event CKI, after such termination date, grants a store license for outlet stores, CKI may transfer any or all rights relating to any or all such Stores previously covered by this Agreement to its designee (or designees).

Section 15 - Representations

         15. (a) CKI Representations. CKI represents and warrants that it has full right, power and authority to enter into this Agreement including the right to grant this license to use the Mark contemplated by this Agreement and to perform all of its obligations hereunder, and that no broker or finder retained by CKI brought about this transaction. CKTT is the owner of, and CKI is a beneficial owner of, all of the trademark applications and registrations for the Mark (and other trademarks) with respect to certain products, in the jurisdictions in the Territory set forth on Schedule 15(a). CKI is not the beneficial owner of the Mark or of applications or registrations therefor for underwear, sleepwear and certain loungewear. To CKI's knowledge, the use of the trademark "Calvin Klein" by Operator pursuant to the terms and provisions of this Agreement does not infringe upon any trademark owned by any third party or the rights of any third party to use such trademark in the Territory pursuant to the terms and provisions of this Agreement, subject to the provisions of Section 1(d) above, subject to the preceding sentence and subject to the disclosures set forth on Schedule 13.2 contained in the Jeans License.

                  (b) Operator Representations. Operator represents and warrants that it has full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder, and that no broker or finder brought about this transaction.

Section 16 - Miscellaneous

         16. (a) All reports, approvals and notices required or permitted by this Agreement to be given to a party shall be in writing and shall be deemed to be duly given if (i) mailed by certified or registered mail, return receipt requested, (ii) shipped by overnight courier or (iii) sent via facsimile with fax confirmation of such receipt to the party concerned at the address set forth below (or at such other address as such party may specify by notice to the other).

         If to CKI:

                Calvin Klein, Inc.
                205 West 39th Street
                New York, New York 10018
                Attention: Deirdre Miles-Graeter
                Tel. No. (212) 292-9280
                Fax No. (212) 768-8930

         and to:

                Rubin, Rubin & Di Paola
                375 Park Avenue
                New York, New York 10152
                Attention: Robert Di Paola, Esq.
                Tel. No. (212) 759-4530
                Fax No. (212) 319-0575

         If to Operator:

                Designer Holdings Ltd.

                Outlet Holdings Inc.
                1385 Broadway
                New York, New York 10018
                Attention: CEO Arnold Simon
                Tel. No. (212) 556-9600
                Fax No. (212) 556-9722

         With copies to:

                Designer Holdings Ltd.
                Calvin Klein Jeanswear Company
                Attention: John J. Jones III
                Tel. No. (212) 556-9607
                Fax No. (212) 556-0116

                  (b) Operator acknowledges and recognizes: that it has been granted the license herein and CKI has entered into this Agreement because of its particular expertise, knowledge, judgement, skill and ability; that it has substantial and direct responsibilities to perform this Agreement in accordance with all of the terms contained herein; that CKI is relying on Operator's unique knowledge, experience and capabilities to perform this Agreement in a specific manner consistent with the high standards of integrity and quality associated with CKI and its business; that the granting of the license under this Agreement creates a relationship of confidence and trust between Operator and CKI; and that this Agreement is one under which applicable law excuses CKI from accepting performance from, or rendering performance to, a person or entity other than Operator, within the meaning of Section 365(c) and (e) of the Bankruptcy Code (Title 11, U.S. Code) ("Code"). Neither this Agreement nor the license or other rights granted hereunder may be assigned, sublicensed or otherwise transferred. Any attempted assignment or transfer, whether voluntary or by operation of law, directly or indirectly, shall be void and of no force or effect. For purposes hereof, any transaction resulting in Operator ceasing to be controlled by the same parties as those who control the "licensee" under the Jeans License without the prior written approval of CKI shall be deemed a violative transfer prohibited hereunder. Notwithstanding the foregoing, Operator may sublicense this Agreement to an Affiliate provided such Affiliate at all times remains a wholly-owned subsidiary of Designer Holdings Ltd., a Delaware corporation, provided that such sublicense agreement and any and all modifications and amendments thereto are satisfactory in form and substance to CKI. The substantial beneficial owners of Operator's ultimate parent, together with their percentage ownership, are as indicated on Schedule 16(b) hereof. Operator shall notify CKI of any change in the ownership of its capital stock by such beneficial owners, within three Business Days following such change and shall so notify CKI of any transaction described in the preceding sentence. Except as otherwise provided herein, this Agreement shall inure to the benefit of and shall be binding upon the parties and permitted successors and assigns.

                  (c) Operator acknowledges that all information relating to the business and operations of CKI and its Affiliates which it learns during the term, or has learned during negotiation, of this Agreement (hereinafter referred to as "CKI's Data"), are valuable property of such entities. Operator acknowledges the need to preserve the confidentiality and secrecy of CKI's Data and agrees that, both during the term of this Agreement and after the termination hereof, it shall not use (except use required to fulfill the provisions of this Agreement during the term of this Agreement), or disclose same, except as required by law or except as may be reasonably necessary in connection with any lawful or governmental proceeding (provided that Operator shall take reasonable steps to ensure its confidentiality in any such proceeding), and it shall use all reasonable efforts to ensure that use by it or by its authorized designees (which use and which designees shall be solely as necessary for, and in connection with, the manufacture, distribution, sale advertising or promotion of Articles or the Stores) shall preserve in all respects such confidentiality and secrecy. Operator hereby indemnifies CKI and its Affiliates against any damage of any kind which may be suffered by any of them as a result of any willful breach by Operator or its said designees of the provisions of this paragraph. Notwithstanding the foregoing, Operator's obligation to retain CKI's Data as confidential shall terminate at such time and to the extent that such becomes available on a non-confidential basis or becomes public knowledge and in the public domain through no fault of Operator.

                  (d) CKI acknowledges that all information relating to the business and operations of Operator and its Affiliates which it learns during the term, or has learned during negotiation, of this Agreement (hereinafter referred to as "Operator's Data"), are valuable property of such entities. CKI acknowledges the need to preserve the confidentiality and secrecy of Operator's Data and agrees that , both during the term of this Agreement and after the termination hereof, it shall not use (except use required to fulfill the provisions of this Agreement during the term of this Agreement), or disclose same , except as required by law or except as may be reasonably necessary in connection with any lawsuit or governmental proceeding (provided that CKI shall take reasonable steps to ensure its confidentiality in any such proceeding), and it shall use all reasonable efforts to ensure that use by it or by its authorized designees shall preserve in all respects such confidentiality and secrecy. CKI hereby indemnifies Operator against any damage of any kind which may be suffered by any of this as a result of any willful breach by CKI or its said designees of the provisions of this paragraph. Notwithstanding the foregoing, CKI's obligation to retain Operator's Data as confidential shall terminate at such time and to the extent that such becomes available on a non-confidential basis or becomes public knowledge and in the public domain through no fault of CKI.

                  (e) This Agreement contains the entire understanding and agreement between the parties hereto with respect to the subject matter hereof, supersedes all prior oral or written understandings and agreements relating thereto, and may not be modified, discharged or terminated orally.

                  (f) Nothing herein contained shall be construed to constitute the parties hereto as partners or as joint venturers, or either as agent of the other, and Operator and CKI shall have no power to obligate or bind the other in any manner whatsoever. CKI shall have no responsibility for the Operation of the Stores or personnel or for any decisions that may be made in connection therewith regardless or whether CKI advised Operator in connection with or approved any of the same. In no event will this Agreement, or the operation of any Store hereunder by Operator be deemed to constitute doing business at the location of any such Store by CKI.

                  (g) This Agreement shall be considered as having been entered into the State of New York and shall be construed and interpreted in accordance with the laws of that state applicable to agreements made and to be performed therein. However, disputes regarding the Mark shall be resolved in accordance with the Federal trademark laws and related laws, statutes, rules and regulations of the United States unless there are no Federal laws, statutes, rules or regulations dispositive of such a dispute in which event such dispute shall be resolved in accordance with the laws of the State of New York. Each party also acknowledges that the choice of any law, other than the law of New York, to govern the construction and enforcement of this contract including its provisions for term, termination and renewal would be contrary to their expectations and deprive them of the stability, predictability and uniformity of interpretation and enforcement that they seek to establish by this Agreement. The parties agree that the law of New York is the most appropriate choice of law because the Agreement was negotiated and executed in New York City, Operator is headquartered in New York and New York County is the most mutually convenient forum for the resolution of any disputes that may arise under or in connection with this Agreement.

                  (h) No waiver by either party, whether express or implied, of any provision of this Agreement, or of any breach or default, shall constitute a continuing waiver of such provision or of any other provision of this Agreement. Acceptance of payments by CKI shall not be deemed a waiver of any violation of or default in any of the provisions of this Agreement by Operator.

         17. If any provision or any portion of any provision of this Agreement shall be held to be void or unenforceable, the remaining provisions and the remaining portion of any provision of this Agreement held void or unenforceable in part shall continue in full force and effect.

         18. Each party acknowledges that the provisions of this Agreement on the governing law, jurisdiction and venue, term, termination and renewal are material terms of the Agreement that affect the financial, economic, and other consideration provided by each party to the Agreement and that neither party would have entered into this Agreement absent those provisions and unless they were enforceable according to their terms.

         19. Operator, Calvin Klein Jeanswear Company ("CKJC") and Designer Holdings Ltd. ("DSH") agree that at all times during the term of this Agreement Operator shall be and remain a wholly-owned subsidiary of DSH. Furthermore, simultaneously with execution of this Agreement, each of CKJC and

DSH is executing a guarantee of Operator's obligations in the form attached hereto as Exhibit 19(A) or 19(B).










                  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the day and year first above written.


                                          CALVIN KLEIN, INC.


                                          By: ____________________________


                                          OUTLET HOLDINGS INC.


                                          By: ____________________________

Agreed to as to Section 19:

CALVIN KLEIN JEANSWEAR COMPANY



By: ____________________________


DESIGNER HOLDINGS LTD.


By: ____________________________

                                  Schedule 1(a)
                                    Articles

Exclusive Articles:

Womens and Girls CK/Calvin Klein Jeans
Mens and Boys CK/Calvin Klein Jeans
Womens and Girls CK/Calvin Klein Khakis
Mens and Boys CK/Calvin Klein Khakis
Womens Sheer Hosiery - Calvin Klein and CK/Calvin Klein
Womens Socks - Calvin Klein and CK/Calvin Klein
Mens Socks - Calvin Klein and CK/Calvin Klein
Womens Calvin Klein Collection Shoes
Mens Calvin Klein Collection Shoes
Womens CK/Calvin Klein Belts
Mens Leather Accessories - Calvin Klein and CK/Calvin Klein
Mens and Womens Calvin Klein Collection Eyewear
Womens Calvin Klein Collection Scarves
Mens Calvin Klein Collection Scarves
Womens Calvin Klein Swimwear
Mens and Womens CK/Calvin Klein Footwear and Womens CK/Calvin Klein Handbags and Accessories



Non-Exclusive Articles:

Women's Calvin Klein Collection
Mens Calvin Klein Collection
Mens CK/Calvin Klein Bridge
Womens CK/Calvin Klein Bridge
Mens CK/Calvin Klein Clothing
Calvin Klein Home Collection
Mens Underwear - Calvin Klein and CK/Calvin Klein
Womens Underwear - Calvin Klein and CK/Calvin Klein
Fragrances under the "Calvin Klein" license

or such other lines of Non-Exclusive Articles, any or all of which only as may be approved by CKI from time to time.

                                    INDEX


Definitions...................................................         2

1.       Grant................................................         3

2.       Term.................................................         6

3.       Decor/Location/Operations............................         7

4.       Approval Standard....................................        10

5.       Purchases............................................        10

6.       Royalty; Minimum Guaranteed Royalty..................        13

7.       Advertising/Promotion................................        16

8.       Personnel/Standards..................................        18

9.       Financial Requirements...............................        20

10.      Insurance/Security...................................        22

11.      Mark/Copyright.......................................        23

12.      Lease/Liens..........................................        25

13.      Breach/Default.......................................        26

14.      Termination..........................................        30

15.      Representations......................................        33

16.      Miscellaneous........................................        33

Exhibit A            Mark
Exhibit 3(a)         Store Locations
Exhibit 3(b)         Visual Standards
Exhibit 5(a)(iv)     Purchase Rights
Exhibit 19(A)        CKJC Guarantee
Exhibit 19(B)        DHI Guarantee
Schedule 1(a)        Articles
Schedule 2(c)        Minimum Net Sales Threshold -- Renewal Contingencies
Schedule 16(b)       Substantial Shareholders of Parent

                                  Schedule 2(c)
  Minimum Net Sales Thresholds (U.S., Canada, Mexico) -- Renewal Contingencies


Year     (Annual Period)              U.S. $
------------------------              ------

2003              7                   The greater of (i) 100 million and (ii) 2
                                      million multiplied by the number of Stores in existence during such Annual Period.

2015              19                  The minimum net sales threshold for the
                                      prior term, multiplied by a fraction, the numerator of which is the CPI (all Cities
                                      - All Urban Consumers) for December of the respective Annual Period and the denominator o/*f which is the CPI (all
                                      Cities - all Urban Consumers) for December of the 18th Annual Period.

2025              29                  The minimum net sales threshold for the
                                      prior term, multiplied by a fraction, the numerator of which is the CPI (all Cities
                                      - All Urban Consumers) for December of the respective Annual Period and the denominator of which is the CPI (all
                                      Cities - all Urban Consumers) for December of the 28th Annual Period.

2035              39                  The minimum net sales threshold for the
                                      prior term, multiplied by a fraction, the numerator of which is the CPI (all Cities
                                      - All Urban Consumers) for December of the respective Annual Period and the denominator of which is the CPI (all
                                      Cities - all Urban Consumers) for December of the 38th Annual Period.

                                 Schedule 16(b)
                       Substantial Shareholders of Parent

                                Exhibit 5(a)(iv)

                                                        D. Miles-Graeter Disk 71

                                                        Outlet Stores License

                                                        24 October 1996

                                                        Draft 4





                             STORE LICENSE AGREEMENT

                                     BETWEEN

                               CALVIN KLEIN, INC.

                                       and

                              OUTLET HOLDINGS INC.

                                    Exhibit A

                                  Exhibit 19(a)



                                    GUARANTEE

         In order to induce Calvin Klein, Inc. ("CKI") to enter into the license agreement dated as of the date hereof (the "Agreement") with Outlet Holdings Inc. ("Operator") which is being executed simultaneously herewith and in consideration of the covenants and promises made by CKI in the Agreement, the undersigned (the "Guarantor"), being an affiliate of Operator, unconditionally guarantees (i) that Operator will perform and observe each and every agreement, covenant, representation, warranty, term and condition of the Agreement to be performed or observed by Operator, and upon Operator's failure to do so, the Guarantor will promptly perform and cause the same promptly to be performed and observed and (ii) the due and punctual payment of all sums of whatever character which may become payable by Operator pursuant to the Agreement will be paid by the Operator (including amounts which would be paid but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C 362(a) or any other provision of bankruptcy law) (clauses (i) and (ii) referred to as the "Guaranteed Obligations"). If for any reason whatsoever any sum hereinabove referred to, or any part thereof, shall not be paid promptly when due, the Guarantor will immediately pay the same regardless of whether CKI has taken steps to enforce any rights against Operator to collect any of said sums and regardless of any other condition of contingency.

         Notwithstanding anything to the contrary contained herein, to the extent this Guarantee relates to the payment of sums due to CKI under the Agreement, it is a Guarantee of payment and not of collection and a continuing guarantee which will remain in full force and effect and be binding upon the undersigned until payment in full by Operator to CKI of all sums due pursuant to the Agreement.

         The representation, warranties, obligations, covenants, agreements, and duties of the Guarantor under this Guarantee shall in no way be affected or impaired by reason of the happening from time to time of any of the following with respect to the Agreement although without notice to or the further consent of the Guarantor: (i) the waiver by Operator of any agreement, covenant, warranty, representation, term or condition contained in the Agreement; (ii) the extension, in whole or in part, of the time for the payment by Operator of any sums owing or payable under the Agreement, or of the time or performance by Operator of any of its other obligations under or arising out of the Agreement;
(iii) the modification or amendment (whether material or otherwise) of any of the obligations of Operator under the Agreement; (iv) any failure, omission, delay or lack on the part of CKI to enforce, assert or exercise any right, power or remedy conferred on CKI in the Agreement or otherwise; (v) any discharge of Operator from any of the Guaranteed Obligations in a bankruptcy or similar proceeding.

         No failure on the part of CKI to exercise, and no delay in the exercise of, any right, remedy or power hereunder will operate as covenant, term or condition under the Agreement or in the payment of any sums payable by it thereunder.

         This Guarantee shall terminate and be of no further force and effect on the later of (x) the payment in full of all amounts outstanding under the Agreement and (y) the termination of the Agreement.

         This Guarantee will be construed and enforced under the laws of the State of New York applicable to agreements made and to be performed in said state.

         The Guarantee cannot be changed, discharged or terminated orally.

         The Guarantor hereby waives acceptance of this Guarantee.

                                    CALVIN KLEIN JEANSWEAR COMPANY


Dated:
New York, NY                        By: ____________________________
                                               Name:
                                               Title:

                                  Exhibit 19(b)


                                    GUARANTEE

         In order to induce Calvin Klein, Inc. ("CKI") to enter into the license agreement dated as of the date hereof (the "Agreement") with Outlet Holdings Inc. ("Operator") which is being executed simultaneously herewith and in consideration of the covenants and promises made by CKI in the Agreement, the undersigned (the "Guarantor"), being the sole shareholder of Operator, unconditionally guarantees (i) that Operator will perform and observe each and every agreement, covenant, representation, warranty, term and condition of the Agreement to be performed or observed by Operator, and upon Operator's failure to do so, the Guarantor will promptly perform and cause the same promptly to be performed and observed and (ii) the due and punctual payment of all sums of whatever character which may become payable by Operator pursuant to the Agreement will be paid by the Operator (including amounts which would be paid but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C 362(a) or any other provision of bankruptcy law) (clauses (i) and (ii) referred to as the "Guaranteed Obligations"). If for any reason whatsoever any sum hereinabove referred to, or any part thereof, shall not be paid promptly when due, the Guarantor will immediately pay the same regardless of whether CKI has taken steps to enforce any rights against Operator to collect any of said sums and regardless of any other condition of contingency.

         Notwithstanding anything to the contrary contained herein, to the extent this Guarantee relates to the payment of sums due to CKI under the Agreement, it is a Guarantee of payment and not of collection and a continuing guarantee which will remain in full force and effect and be binding upon the undersigned until payment in full by Operator to CKI of all sums due pursuant to the Agreement.

         The representation, warranties, obligations, covenants, agreements, and duties of the Guarantor under this Guarantee shall in no way be affected or impaired by reason of the happening from time to time of any of the following with respect to the Agreement although without notice to or the further consent of the Guarantor: (i) the waiver by Operator of any agreement, covenant, warranty, representation, term or condition contained in the Agreement; (ii) the extension, in whole or in part, of the time for the payment by Operator of any sums owing or payable under the Agreement, or of the time or performance by Operator of any of its other obligations under or arising out of the Agreement;
(iii) the modification or amendment (whether material or otherwise) of any of the obligations of Operator under the Agreement; (iv) any failure, omission, delay or lack on the part of CKI to enforce, assert or exercise any right, power or remedy conferred on CKI in the Agreement or otherwise; (v) any discharge of Operator from any of the Guaranteed Obligations in a bankruptcy or similar proceeding.

         No failure on the part of CKI to exercise, and no delay in the exercise of, any right, remedy or power hereunder will operate as covenant, term or condition under the Agreement or in the payment of any sums payable by it thereunder.

         This Guarantee shall terminate and be of no further force and effect on the later of (x) the payment in full of all amounts outstanding under the Agreement and (y) the termination of the Agreement.

         This Guarantee will be construed and enforced under the laws of the State of New York applicable to agreements made and to be performed in said state.

         The Guarantee cannot be changed, discharged or terminated orally.

         The Guarantor hereby waives acceptance of this Guarantee.

                                           DESIGNER HOLDINGS LTD.


Dated:
New York, NY                               By: ____________________________
                                                     Name:
                                                     Title: